Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the inclusion in this Amendment No. 4 to Form 1-A of The Marquie Group, Inc. of my report dated September 13, 2018 relating to the consolidated financial statements of The Marquie Group, Inc. (formerly Music of Your Life, Inc.) for the years ended May 31, 2018 and 2017.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
August 9, 2019